Exhibit 10(iii)(14)

Sections 1.2(k) and 1.2(o) of the Plan hereby are amended to read as follows:

      (k) "Hardship" shall mean severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Section 152(a) of the Internal Revenue Code of 1986, as amended) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved--

1)    through reimbursement or compensation by insurance or otherwise,

2) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or

3)    by cessation of deferrals under the Plan.

Examples of what are not considered to be unforeseeable emergencies include the need to send a Participant's child to college or the desire to purchase a home.

      (o)   "Plan Year" shall mean the calendar year.


The second sentence of Section 4.3(c) of the Plan hereby is amended to read as follows:


      On the last day in the month the amounts in the Participant's Subaccount shall be adjusted by a percentage factor based on the total return (including dividends) of the Industrial Index from the date the amount was credited to the Subaccount for amounts credited during the month or from the last day of the preceding month for amounts in the Subaccount on such day.

Section 4.3(e) of the Plan hereby is amended to read as follows:

      (e) Transfers between Subaccounts. Except for the limitations in the following paragraph applicable only to certain transfers by
Section 16(a) Participants, transfers between Subaccounts may be made once for each calendar quarter at the request of the Participant upon application to the Committee, and shall be effective as of the first day of the calendar quarter subsequent to the quarter in which the Company receives such Participant's request to transfer.

Section 5.4(b) of the Plan hereby is amended to read as follows:

      (b) Except for distribution elections under Section 5.1(d), each Participant may from time to time revise the terms of distribution of the Participant's Account by submitting a revised written notice of his/her desired form of payment, provided that (i) the revised written notice of his/her desired form of payment shall be filed by the Participant with the Committee or its representative no less than twelve months prior to the date on which payment would commence to be made in the absence of such revised written notice, but in any event no later than the day before the date of the Participant's Separation from Service and (ii) in any event, distribution of the Participant's Account shall not commence earlier than twelve months after the

      Participant's revised notice of his/her desired form of payment is filed with the Committee or its representative.